EXHIBIT 19.1

INSIDER TRADING POLICES AND PROCEDURES

I.
OVERVIEW

All employees of Interactive Brokers Group, Inc. and its direct and indirect subsidiaries (collectively, the “Group”) have a continuing obligation to: (i) comply with all applicable laws and regulations related to securities trading, including the prohibition against trading based on material non-public information; (ii) disclose any trading activity undertaken in securities or commodities accounts (and cryptocurrency accounts held by IBIE employees) under their control or in which they or their families have any interest, and; (iii) refrain from engaging in any trading or investing activity that conveys, or appears to convey, a personal benefit to an employee related to a Group action over which the employee had influence.

The following explains the various regulatory requirements to which Group affiliates and their employees are subject, and the requirements, obligations and restrictions applicable to the Group and its employees.

II.
REGULATORY REQUIREMENTS

Group affiliates are subject to the rules and regulations of the various national, state and/or provincial government regulators of a variety of jurisdictions globally, as well as of the Self-Regulatory Organizations of which they are members (collectively, “Regulatory Authorities”). Certain Regulatory Authorities require the monitoring and/or reporting of employee trading activity in order to identify trades that may violate the prohibitions on insider trading and/or manipulative or deceptive practices. Such prohibitions include trading on the basis of information relating to the trading activities of Group. The rules require that firms review all trades effected for the brokerage accounts of exchange members or employees and their families.

“Employee Accounts” include any account held with another brokerage or investment firm, typically holding securities and/or commodities, in which an Employee has a financial interest or has the power, directly or indirectly, to make investment decisions.

“Family Member Accounts” include any Employee Accounts owned by:

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an employee's spouse;
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children of employees and the children's spouses, provided that they reside in the same household with, or are financially dependent upon the employee; and
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any other individual over whose account the employee has control and to whose financial support the employee materially contributes.

Employee Accounts and Family Member Accounts that must be disclosed do NOT include:

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Accounts limited to U.S. 529 (college savings plan) plans
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Accounts that can only hold municipal fund securities;
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Accounts that can only hold cryptocurrency products (IBIE Employees must disclose their own cryptocurrency accounts but not their Family Members’);
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Accounts that can only hold variable contracts or redeemable securities of companies registered under the U.S. Investment Company Act
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Monthly Investment Plan accounts
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Accounts that can only hold mutual funds.
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IB Canada employees only: Accounts held with non-CIRO members
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IBUK and IBIE Employees Only: Pension funds/accounts in which the employee has no control over the trades executed by the fund on their behalf

III.
ACCOUNT DISCLOSURE

In order to comply with the requirements of the Regulatory Authorities, Group employees must disclose all Employee Accounts and Family Member Accounts, and must arrange for the Group to receive duplicate copies of all account statements for the trading activity in these accounts.

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Employee Accounts and Family Member Accounts may be disclosed as follows:

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IBKR and many popular external brokers use the EmployeeTrack system to disclose accounts and make statements available to one another, and if the employee opens an account with a broker that uses EmployeeTrack then no additional disclosure or provision of access to statements is required at the time of account opening (Compliance may request that you complete an account disclosure form at a later time for their records).
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If you are opening an account with a broker that is not using the EmployeeTrack system, you must immediately disclose your account to your local compliance department and arrange to have your trade statements provided to your local Compliance department, as applicable. Please contact your local compliance department for details.

Each Group employee is also under a continuing obligation to immediately notify the Group if the employee closes an existing trading account. Periodically, the Group will remind Group employees to review the trading account information that the Group has on file and confirm whether such information is accurate or needs to be revised. Group employees must receive consent from the Group Compliance Department prior to participating in private securities transactions (e.g., private placement offerings). Please note that any false or misleading statements made to the Group are cause for immediate termination of employment.

IV.
INSIDER TRADING IS PROHIBITED AND UNLAWFUL

The Group forbids any officer, director or employee from trading based on material non-public information, or communicating material non-public information to others in violation of the law. The law concerning insider trading prohibits:

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trading by an insider, either personally or on behalf of others, while in possession of material nonpublic information;
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trading by a non-insider, while in possession of material nonpublic information; or
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communicating material nonpublic information to others.

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and potentially their employers.

Identifying Inside Information:

Before considering trading for yourself or others in the securities or related derivatives of a company about which you may have potential inside information, consider (and if unsure seek guidance from Compliance) the following questions:

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Is the information material and precise? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would likely have a significant effect on the market price of the securities if generally disclosed?
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Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If you believe that the information is material and nonpublic, or if you have any questions as to whether the information is material and nonpublic, you should take the following steps:

1.
Report the matter immediately to your Chief Compliance Officer (“CCO”).
2.
Do not use the information to purchase or sell the securities on behalf of yourself or others, including customer accounts carried by the Firm.
3.
Do not communicate the information inside or outside IB Group, other than to the CCO. After IB Group management has reviewed the issue, you will be given appropriate guidance.

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For the avoidance of any doubt, IBKR considers pending client order data to be inside information. Group employees are prohibited from entering, modifying or cancelling orders to trade securities, commodities, derivative products, financial instruments or exchange traded investment products or cryptocurrency, on the basis of pending client order data.

RESTRICTION ON TRADING RELATED TO IB GROUP ACTIONS

Group officers, directors and employees who have any knowledge, role in, or influence over a Group decision to take an action (other than one required by law, rule or regulation) that could affect the market price of any security or investment product are prohibited from engaging in trading related to such security or investment product for such period of time as the action taken could affect pricing. The purpose of this policy is to ensure no Group employee can personally benefit, or even create the perception of deriving personal benefit, from a Group action over which the employee had influence or knowledge. This prohibition applies even after the action is publicly disclosed. For example, an employee involved in a Group decision to limit Group trading of a particular security or category of securities is prohibited from engaging in trading related to such security or securities so long as the Group limitation is in place.

V.
ADDITIONAL TRADING RESTRICTIONS:

1.
Restrictions Applicable to Employees Who Trade on Behalf of IBKR: Employees with knowledge of pending IBKR trading that could affect the market price of any security or investment product are prohibited from engaging in trading related to such security or investment product so long as such pending activity is undisclosed and could affect pricing.

2.
Restrictions Applicable to Employees Who Have Access to Confidential Trading Information Related to Any ATS Operated by IBKR: Employees with non-public knowledge of any pending or recently cancelled or executed order on the limit order book of any ATS operated by IBKR are prohibited from engaging in trading related to such security or investment product.

3.
Restrictions Applicable to Floor Personnel: Trading floor employees are prohibited from trading in securities, commodities, derivative products, financial instruments, or other exchange traded investment products that trade at the exchange at which the employee works.

4.
Restrictions Applicable to ForecastEx Contracts: Group employees are prohibited from trading ForecastEx contracts without express written consent of ForecastEx. Group employees that wish to seek such consent should contact their local compliance department.

5.
Workday Trading Restrictions: Group employees are prohibited from day-trading or routinely entering, modifying or canceling orders to trade securities, commodities, derivative products, foreign exchange products, financial instruments, cryptocurrencies or exchange traded investment products on their own behalf on days the employee is working between the hours of 8:30 a.m. and 6:00 p.m. local time at the Group employee’s place of employment (the “Prohibited Hours”). Group employees may request the approval of the Compliance Department of their region to make arrangements for routine trading activity on their behalf during Prohibited Hours, so long as the activity does not require their personal attention or involvement during Prohibited Hours. Such approved arrangements may include, for example, retaining a Financial Advisor authorized to trade on behalf of an employee during Prohibited Hours (without requiring any communication with or action by the employee during Prohibited Hours) or use of automated trading tools that execute trades without requiring any monitoring by or attention from employee during Prohibited Hours.

These restrictions have been implemented to manage two potential conflicts of interest, ensuring that the interests of IBKR and its clients are protected:

a)
Entering, modifying or cancelling orders during Prohibited Hours may create unnecessary distractions and can affect employees’ ability to discharge their roles effectively.
b)
During Prohibited Hours, employees may have access to non-public information, such as pending client order data. By restricting the entering, modification and cancellation of orders, IBKR can mitigate the risk of this confidential data being misused.

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Restrictions Applicable to Trading Interactive Brokers Group, Inc. Securities (IBKR): Group employees, officers and directors, and their spouses or significant others, children and other immediate family members who live with them (each a “Covered Person”) may purchase or sell IBKR shares only within the ten (10) calendar day period beginning on the first U.S. business day following one full trading day after the announcement of IBKR’s final quarterly (or annual) earnings as filed with the SEC (“Trading Window”). Resulting trades must be executed within the Trading Window. Any orders that are capable of executing outside the Trading Window, e.g., “good ‘til cancelled” (“GTC”) orders, must be cancelled at or before the end of the Trading Window.

For example, if earnings are announced on a Tuesday, then the Trading Window would begin two days later on Thursday and last until Friday of the following week (barring holidays). The foregoing restriction shall not apply to transactions made under a trading plan adopted pursuant to SEC Rule 10b5-1(c) (a “Rule 10b5-1 Plan”) and approved in writing by IBKR’s Chief Financial Officer or General Counsel (or their designee).

No Covered Person may (at any time, including during the Trading Window) hedge IBKR stock, sell IBKR stock short or trade IBKR-related derivative products (including without limitation equity options contracts, security futures contracts and CFDs) (collectively, “IBKR Derivatives”).

In addition, no Covered Person may buy, sell, or otherwise trade in IBKR shares or IBKR Derivatives, or tip others to trade in IBKR shares or IBKR Derivatives, while in possession of material, non-public information. If you have any question as to whether you possess material, non-public information, you must consult with Compliance.

6.
Restrictions Applicable to IBG Holdings LLC Members: IBG Holdings LLC Members and their “Related Parties” may not under any circumstances purchase or otherwise acquire IBKR shares or IBKR Derivatives without the prior consent of the Group’s Chairman.

For purposes of this item 5, “Related Parties” mean any family members (including spouse, siblings, ancestors, and lineal descendants or any shares or interests that are beneficially owned by you or your family members through a trust or a partnership, and any shares or interests owned by any other partner in a partnership in which you or one of your family members holds an interest). If you have any questions regarding application of the foregoing, you must consult with the Group’s Chairman.

VI.
PURPOSE OF GROUP TRADING POLICIES AND RESTRICTIONS:

This policy is aimed at avoiding the possibility of violations of insider trading regulations and otherwise protects the Group from loss.

If any employee discovers that another employee has traded without disclosure to the Group or in violation of the above trading restrictions, or believes that another person has violated, or is about to violate, the prohibition against insider trading, or otherwise engage, or is about to engage in, a manipulative or deceptive practice, such Group employee should immediately advise the Compliance Department either directly or (including for anonymous reporting) through https://interactivebrokers.ethicspoint.com.

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